Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 11/30/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended November 30, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

07/23/2002	$4,305	Clipper Receivables Corp.	1.78%	09/13/2002
07/25/2002	7,000	Apreco Inc.	1.78	08/30/2002
07/25/2002	10,000	Amsterdam Funding Corp	1.77	08/26/2002
08/08/2002	3,123	Windmill Funding Corp.	1.76	08/09/2002
08/13/2002	4,351	Clipper Receivables Corp.	1.79	08/14/2002
08/21/2002	1,154	Old Line Funding Corp.	1.74	10/01/2002
09/05/2002	6,000	Clipper Receivables Corp.	1.78	10/11/2002
09/10/2002	2,550	Apreco Inc.	1.76	10/16/2002
09/24/2002	1,500	Toronto Dominion Bank	5.00	09/26/2003
10/29/2002	2,471	Tulip Funding Corp.	1.80	11/29/2002
11/07/2002	1,300	Apreco Inc.	1.54	12/18/2002